PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 3,	November 2,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$176,050	$192,929
Accounts receivable	97,634	94,515
Inventories	23,233	22,478
Other current assets	24,705	26,570

Total current assets	321,622	336,492

Property, plant and equipment, net	602,982	550,069
Investment in joint venture	93,059	93,122
Intangible assets, net	27,883	30,294
Other assets	17,648	19,206

	$1,063,194	$1,029,183

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$17,651	$10,381
Accounts payable and accrued liabilities	152,595	128,736

Total current liabilities	170,246	139,117

Long-term borrowings	119,784	131,805
Other liabilities	19,181	18,767

Photronics, Inc. shareholders' equity	637,706	628,050
Noncontrolling interests	116,277	111,444
Total equity	753,983	739,494

	$1,063,194	$1,029,183